EXHIBIT 1


                                SECOND AMENDMENT
                                       TO
                  RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                            GETTY INVESTMENTS L.L.C.


THIS SECOND AMENDMENT TO RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Amendment") is made as of November 1, 2001 among the following parties:

(1) THE TRUSTEES OF THE CHEYNE WALK TRUST, whose registered office is located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502 ("CWT Trustees");

(2) THE TRUSTEES OF THE GORDON P. GETTY FAMILY TRUST, whose registered office is located at 1325 Airmotive Way, Suite 264, Reno, Nevada 89502 ("GPGFT Trustees");

(3) THE TRUSTEES OF THE RONALD FAMILY TRUST A, whose registered office is located at 1325 Airmotive Way, Suite 264, Reno, Nevada 89502 ("RFTA Trustees");

(4) THE TRUSTEES OF THE RONALD FAMILY TRUST B, whose registered office is located at 1325 Airmotive Way, Suite 262, Reno, Nevada 89502 ("RFTB Trustees"); and

(5) TRANSON LIMITED, whose registered office is located at c/o Macfarlanes, 10 Norwich Street, London EC4A 1BD, England ("Transon").

WHEREAS,

(A) The parties have entered into a Restated Limited Liability Company Agreement, dated as of February 9, 1998, and amended by an Agreement and Waiver, dated as of October 26, 1999 (collectively, the "Operating Agreement"), pursuant to which the affairs of Getty Investments L.L.C., a Delaware limited liability company (the "Company"), are governed.

(B) The Operating Agreement provides for the automatic termination in the event a Member who is an individual dies or retires.

(C) Transon is a nominee of Sir Paul Getty and therefore the Interest of Transon Limited is held in a representative capacity, raising an issue whether the Company is subject to termination upon the death of Sir Paul Getty.

(D) The Members desire to avoid a premature termination of the Company due to the death of Sir Paul Getty, and are willing to amend the Operating Agreement to prevent that occurrence.

IT IS AGREED as follows:

1. Definitions. All expressions defined in the Operating Agreement shall bear the same meaning in this Agreement. Unless otherwise indicated, section references used in this Agreement shall correspond to those of the Operating Agreement.

2. Amendment to the Operating Agreement. The Operating Agreement is hereby amended as follows:

     a. Section 1.18 is hereby amended to delete the words "death, retirement" in their entirety.

     b. Section 11.1 is hereby amended so at the end of that paragraph the following is added:

          "Notwithstanding the foregoing, upon the death of Sir Paul Getty (the "Assignment Event") with the consent of a Majority of the Members (other than Transon), the Company may redeem the Interest of Transon by payment of Money, Property or promissory note, in each case in an amount equal to the Capital Account of Transon as of the date of the Assignment Event. If paid by promissory note, such note shall be payable not more than three years from the date of the Assignment Event and shall bear interest at the quoted reference rate of Bank of America, N.A."

     c. The parties hereto agree that upon an Assignment Event, if the Company does not elect to redeem the Interest of Transon pursuant to Section 2(b) above within 90 days after the occurrence of the Assignment Event, upon the transfer of the Interest held by Transon to any charitable trust, corporation, organization or other entity which qualifies for the U.S. Federal estate tax charitable deduction allowed to the estate of a non-resident not a citizen of the United States of America (the "Permitted Transferee") the following shall be waived and disapplied: (i) the consent requirement of the other Members to transfer such Interest pursuant to Section 11.1, so long as the other requirements under Section 11.2 are otherwise met; and (ii) the legal opinion requirement contained in Sections 11.2 and 11.3, so long as counsel for the Company is satisfied that the requirements of Section
          11.3 are otherwise met. In such event, the Members shall recognize the Permitted Transferee as a Substitute Member pursuant to Section 11.4.

3. Full Force and Effect. Except as amended by this Amendment, the terms and conditions of the Operating Agreement shall remain in full force and effect. This Amendment is intended to constitute an amendment by all Members in accordance with Section 12.1 of the Operating Agreement, and upon full execution shall be kept with the constitutional documents of the Company.

4. Representative Capacity. It is acknowledged and agreed that: (a) the CWT Trustees, GPGFT Trustees, RFTA Trustees and RFTB Trustees are entering into this Amendment in their respective capacities as trustees only and not in their respective individual capacities; (b) such trustees shall have no personal liability under or arising out of this Amendment or the transactions contemplated hereby; and
     (c) all payments to be made by the CWT Trustees, GPGFT Trustees, RFTA Trustees or RFTB Trustees as contemplated by this Amendment or the Operating Agreement shall be made from the assets of their respective trusts and not from the personal assets of any of such trustees individually.

5. Governing Law. This Amendment shall be governed and construed and interpreted in accordance with the laws of the State of Delaware, without regard to choice of law provisions.

6. Counterparts. This Amendment may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto the day and year first above written.

                               The Trustees of the Cheyne Walk Trust


                               By:
                                  ----------------------------------------
                                  Jan D. Moehl
                                  Chief Operating Officer


                               The Trustees of the Gordon P. Getty Family Trust


                               By:
                                  ----------------------------------------
                                  Thomas Edwin Woodhouse
                                  Trust Administrator


                               The Trustees of the Ronald Family Trust A


                               By:
                                  ----------------------------------------
                                  Thomas Edwin Woodhouse
                                  Trust Administrator

                               The Trustees of the Ronald Family Trust B


                               By:
                                  ----------------------------------------
                                  Jan D. Moehl
                                  Chief Operating Officer


                               Transon Limited


                               By:
                                  ----------------------------------------
                                  Malcolm J. Ridley
                                  Director